Exhibit 2.2


                   AMENDMENT TO SECURITIES EXCHANGE AGREEMENT


         Amendment dated as of June 5, 2002 to the Securities Exchange Agreement dated April 5, 2002 (the "Original Agreement"), by and between Fountain Pharmaceuticals, Inc., a Delaware corporation ("FPHI"), and SiriComm, Inc., a Missouri corporation ("SiriComm") and the shareholders of SiriComm, Inc. (the "Shareholders").

         WHEREAS, the Original Agreement, by its terms, terminated on May 15, 2002; and

         WHEREAS, the parties desire to extend the termination date so they may complete the transactions contemplated by the Original Agreement,

         NOW THEREFORE, in consideration of the agreements set forth in the Amendment (defined below) and those contained in the Original Agreement, the parties agree as follows:

1. Certain Definitions.

         (a) Except as otherwise provided in this agreement, all words and terms defined in the Original Agreement have the same meanings in this agreement as such defined words and terms are given in the Original Agreement.

         (b) "Agreement" means the Original Agreement dated April 5, 2002, as supplemented and amended by this agreement and as from time to time further supplemented and amended.

         (c) "Amendment" means this agreement dated as of June 5, 2002.

2. Closing. Section 2 entitled "Closing" is amended to change the date of May 15, 2002 located in the fourth line of this paragraph to September 30, 2002.

         Section 6.8 is amended to change the date of May 15, 2002 located in the second line of this paragraph to September 30, 2002.

         Section 7.7 is amended to change the date of May 15, 2002 located in the second line of this paragraph to September 30, 2002.

3. Effect of Original Agreement. Except as supplemented and amended by this Amendment as such conforming as necessary to reflect the modification herein, all of the provisions of the Original Agreement shall remain in full force and effect from and after the effective date of this Amendment.

         This Amendment has been fully authorized and approved by all required corporate actions of both FPHI and SiriComm and does not violate any corporate charter document of the respective parties.

         IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.



                                               FOUNTAIN PHARMACEUTICALS, INC.



                                               /s/ Brendon K. Rennert
                                               ---------------------------------
                                               Brendon K. Rennert
                                               President and Sole Director



                                               SIRICOMM, INC.



                                               /s/ Henry P. Hoffman
                                               ---------------------------------
                                               Henry P. Hoffman
                                               President and Director



                                               On behalf of the Shareholders:



                                               /s/ Tom Noland
                                               ---------------------------------
                                               Tom Noland

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